EXHIBIT 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Monday, May 12, 2003	TRADED: Nasdaq

GLOBAL IMAGING SYSTEMS ANNOUNCES PLAN TO REFINANCE EXISTING LONG-TERM

INDEBTEDNESS AND RECEIPT OF COMMITMENT TO REPLACE ITS SENIOR CREDIT FACILITY

TAMPA, Fla, May 12—Global Imaging Systems, Inc. (Nasdaq: GISX) today announced that it has received a commitment letter from a lender to replace its existing senior credit facility. Under the terms of the commitment letter, the lender has agreed to arrange and underwrite a senior secured credit facility to replace Global’s existing credit facility. The proposed facility is expected to be comprised of a $100 million five-year revolving credit line and a $150 million six-year term loan.

Tom Johnson, president and CEO of Global Imaging Systems, said, “Our senior credit facility refinancing is part of a larger debt refinancing. We also plan to repay approximately $50 million of the amount outstanding under our senior credit facility. Assuming these transactions are completed as planned, we intend to use the proceeds to redeem our currently outstanding 10-3/4% notes. The purpose of this refinancing is to reduce our interest payments and improve our capitalization.”

The information in this news release is forward-looking, and is subject to the risk that some or all of the company’s debt refinancing will not occur as planned. If the proposed senior credit facility refinancing is not consummated as planned and the company has called its 10-3/4% notes for redemption, the company may not be able to redeem the notes, which would be a default under its notes and its existing senior credit facility.

FOR FURTHER INFO:	Global Imaging Systems, Inc., Tampa
Tom Johnson or Ray Schilling, 813/960-5508
-or-
Investor Relations Consultants, Inc. 727/781-5577
E-mail: gisx@mindspring.com